Exhibit 4.1

OPTIONEE:

DATE OF GRANT:

EXERCISE PRICE:

COVERED SHARES:

PERFORMANCE-CONTINGENT STOCK OPTIONS

(For Optionees in China)
CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan

Non-Qualified Stock Option Grant Agreement

1.       Definitions. Definitions for defined terms used in this Agreement are provided under Section 11 below.

2.       Grant of Option. Pursuant to the Plan and subject to the terms of this Agreement, the Corporation hereby grants to the Optionee, as of the Date of Grant, the Option to purchase from the Corporation that number of shares identified as the “Covered Shares” on page 1 of this Agreement, exercisable at the Exercise Price.

3.       Terms of the Option.

3.1       Type of Option; Option Period; Exercisability (Vesting). The Option is intended to be a nonstatutory stock option. The Option may be exercised in whole shares during the period commencing on the vesting date of the Option (or portion of the Option, if applicable) and terminating on the Date of Expiration. The Option will vest in accordance with the following performance condition(s):

[DESCRIBE VESTING CONDITION, SAMPLE BELOW:

(i)	fifty percent (50%) upon the first ANDA manufactured at the Corporation’s Wuxi site and approved by China’s NMPA (formerly, the CFDA); and

(ii)	fifty percent (50%) upon the second ANDA manufactured at the Corporation’s Wuxi site and approved by China’s NMPA.]

3.2       The occurrence of the performance condition is subject to and shall be certified by the Corporation’s Compensation Committee. The Option automatically expires and is cancelled if the vesting date /performance condition does not occur by [PERFORMANCE DEADLINE, IF ANY.] [NOTE TO DRAFT: FOR NEW EMPLOYEES, THE VESTING DATE SHALL NOT BE EARLIER THAN 90 DAYS AFTER THE DATE OF GRANT.]

Notwithstanding the foregoing, upon a Change of Control, the Option shall thereupon vest and become exercisable at any time prior to the Date of Expiration, as to the full number of Covered Shares. In no event shall the number of Covered Shares as to which the Option is exercisable increase after termination of the Optionee’s Service.

3.3       Nontransferability. The Option is not transferable by the Optionee other than by will or by the laws of descent and distribution or as otherwise permitted by the Administrator, and is exercisable, during the Optionee’s lifetime, only by the Optionee, or, in the event of the Optionee’s legal disability, by the Optionee’s legal representative.

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3.4       Exercise Method, Payment of the Exercise Price. The Optionee, upon exercise, in whole or in part, of the Option, may pay the Exercise Price as follows:

(a)       if at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system and in accordance with such rules as may be specified by the Administrator, delivery to the Corporation of a properly executed exercise notice and irrevocable instructions to a registered securities broker promptly to sell all shares received from the exercise and to deliver to the Corporation cash equal to total proceeds from the sale, net of any brokerage and other expenses deducted by the broker, which includes the Exercise Price for that portion of the Option being exercised, and any applicable federal, state and local tax withholding requirements.

(b)       if the Common Stock is not listed for trading on a national securities exchange or automated dealer quotation system, the Optionee may not exercise the Options.

Optionee agrees that any proceeds to be received under the Plan and this Agreement shall be repatriated to a special Chinese domestic corporate bank account for employee stock incentive plans as approved by the State Administration for Foreign Exchange (SAFE) for distribution to Optionee in accordance with relevant Chinese foreign exchange regulations.

4.       Capital Adjustments. The number of Covered Shares as to which the Option has not been exercised, the Exercise Price, and the type of stock or other consideration to be received on exercise of the Option shall be subject to such adjustment or change, if any, as the Administrator in its sole discretion deems appropriate to reflect such events as stock dividends, split-ups, spin-offs, recapitalizations, reclassifications, combinations or exchanges of shares, mergers, consolidations, liquidations, or the like, of or by the Corporation. Any adjustment determined to be appropriate by the Administrator shall be conclusive and shall be binding on the Optionee.

5.       Exercise.

5.1       Notice. The Option shall be exercised, in whole or in part, by the delivery to the Corporation of written notice of such exercise, in such form as the Administrator may from time to time prescribe, accompanied by full payment (or means of full payment permitted by Section 3.4 hereof) of the Exercise Price with respect to that portion of the Option being exercised. Until the Administrator notifies the Optionee to the contrary, the form attached to this Agreement as Exhibit A shall be used to exercise the Option.

5.2       Withholding. The Corporation’s obligation to issue or deliver shares of Common Stock upon the exercise of the Option shall be subject to the satisfaction of any applicable federal, state and local tax withholding requirements as well as any foreign tax withholding obligations. The Corporation or an Affiliate shall have the right to withhold individual income tax on any proceeds received by the Optionee under the Plan and this Agreement pursuant to the applicable Chinees tax rules.

5.3       Effect. The exercise, in whole or in part, of the Option shall cause a reduction in the number of Covered Shares as to which the Option may be exercised in an amount equal to the number of shares of Common Stock as to which the Option is exercised.

5.4       Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Option may not be exercised at any time that the Corporation does not have an effective registration statement under the Securities Act of 1933, as amended, relating to the offer of the Common Stock to the Optionee under the Plan, unless the Administrator agrees to permit such exercise.

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6.       Legends; Subject to the Plan. The Optionee agrees that the shares of Common Stock issued upon exercise of the Option may include any legend which the Administrator deems appropriate to reflect the transfer and other restrictions contained in the Plan, this Agreement, or to comply with applicable laws. The Option evidenced by this Agreement and the exercise thereof are subject to the terms and conditions of the Plan, which is incorporated by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any rights or benefits under this Agreement. In addition, the Option is subject to any rules and regulations promulgated by the Administrator.

7.       Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Option until and unless such shares are issued to the Optionee pursuant to this Agreement.

8.       Service. Neither the grant of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Corporation to employ or retain the Optionee for any period.

9.       Governing Law. The validity, construction, interpretation and enforceability of this agreement shall be determined and governed by the laws of the State of Maryland without giving effect to the principles of conflicts of laws.

10.       Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

11.       Definitions. In this Agreement, capitalized terms used herein shall have the following meanings:

11.1       “Cause” means the Optionee’s (a) failure to substantially perform his or her duties (other than by reason of Disability) with respect to the Corporation or any of its Affiliates, (b) engaging in conduct injurious to the Corporation or any of its Affiliates, (c) breach of an employment or confidentiality or non-disclosure agreement; (d) breach of fiduciary duty to the Corporation or any of its Affiliates, (e) dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of the Corporation or any of its Affiliates, (f) willful violation of the policies of the Corporation or any of its Affiliates after receiving written notice of such violation, (g) conviction of a felony or crime involving moral turpitude, or (h) any other causes defined under the Chinese Labor Law, Labor Contract Law and relevant regulations as well as the employment contract between the Corporation (or an Affiliate) and the Optionee for which the Corporation or an Affiliate has the right to terminate Optionee’s employment or Service unilaterally. All determinations of Cause hereunder shall be made by the Administrator in its sole discretion and shall be binding for all purposes hereunder.

11.2       “Change of Control” means, and shall be deemed to have occurred, if:

(a)       any Person or Persons acting together, excluding the employee benefit plans of the Corporation, acquire or become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly of securities of the Corporation representing fifty one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities;

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(b)       the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation ( a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (A) the Corporation’s outstanding securities, (B) the surviving entity’s outstanding securities or (C) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)       the stockholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or the Corporation consummates the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets; or

(d)       during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

11.3        “Covered Shares” means the shares of Common Stock subject to the Option.

11.4       “Date of Exercise” means the date on which the Corporation receives notice pursuant to Section 5.1 of the exercise, in whole or in part, of the Option.

11.5       “Date of Expiration” means the date on which the Option shall expire, which shall be the earliest of the following times: (a) the expiration of the performance event required for vesting as set forth in Section 3.2; (b) the date of the first notification to the Optionee that the Optionee’s Service is terminated by the Corporation or an Affiliate for Cause (for the avoidance of doubt, the date of first notification that the Optionee’s Service will be terminated by the Corporation or an Affiliate for Cause means that the Corporation or an Affiliate sends a notice to Optionee that the Corporation or an Affiliate intends to terminate Optionee’s Service or employment for Cause, regardless whether the employment contract is eventually terminated in the form of unilateral termination, mutual termination, resignation or non-renewal of the existing employment contract under Chinese Labor Law, Labor Contract Law or relevant regulations);; (c) ninety (90) days after termination of the Optionee’s Service for any reason other than by the Corporation or an Affiliate for Cause, death or Disability; (d) one (1) year after termination of the Optionee’s Service with the Corporation or an Affiliate by reason of death or Disability or (e) ten years after the Date of Grant.

11.6       “Date of Grant” means the date set forth at the beginning of this Agreement.

11.7       “Disability” means total and permanent disability under Section 22(e)(3) of the Code or the Optionee’s becoming entitled to long-term disability benefits under the long-term disability plan or policy of the Corporation and/or its Affiliates that covers the Optionee.

11.8       “Exercise Price” means the dollar amount per share of Common Stock set forth on page 1 of this Agreement, as it may be adjusted from time to time pursuant to Section 4 hereof.

11.9       “Option” means the stock option granted to the Optionee in Section 2 of this Agreement.

11.10      “Optionee” means the person identified on page 1 of this Agreement.

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11.11       “Person” means the term “person” within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof.

11.12       “Plan” means the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan, as amended from time to time.

11.13       “Service” means , if the Optionee is an employee of the Corporation and/or any of its Affiliates (as determined by the Administrator in its discretion), the Optionee’s service as an employee of the Corporation and/or any of its Affiliates.

12.       Optionee acknowledges and agrees that the Option granted and any proceeds received under the Plan and this Agreement are part of the Corporation’s employee stock incentive program for which the Corporation retains discretion pursuant to the terms of the Plan and shall not be treated as part of Optionee’s normal salaries or bonuses, nor shall it be treated as part of Optionee’s renumeration base for purposes of calculating statutory severance or mandatory social insurance contributions under Chinese Labor Law, Labor Contract Law and relevant regulations.

13.       Optionee hereby agrees that the Corporation and/or an Affiliate shall have the right to disclose his personal data or information related to the performance of this Agreement and the Plan to relevant government agencies (including, without limitation, SAFE and tax authorities) for purposes of completing relevant regulatory filings as required under applicable law.

14.       This Agreement may be amended by the Corporation to comply with any applicable national, provincial, or local regulations of the People’s Republic of China.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.

ATTEST:	CASI PHARMACEUTICALS, INC.

By:
Sara B. Capitelli		Name: Cynthia W. Hu
Title: COO & General Counsel

Accepted and agreed to as of the Date of Grant:

Optionee

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EMPLOYEE ACKNOWLEDGEMENT

To:	CASI Pharmaceuticals, Inc.
CASI Pharmaceuticals (Beijing) Co., Ltd.

Dear Sirs and Madams,

Reference is made to Stock Option Grant Agreement (including any amendments thereto) executed between CASI Pharmaceuticals, Inc. (together with CASI Pharmaceuticals (Beijing) Co., Ltd., “CASI” or “Company”) and me.

I hereby acknowledge and confirm that I will exercise my stock options granted under the Stock Option Grant Agreement in a manner of cashless exercise (i.e., exercise price will be deducted from the sales proceeds after sale of the underlying shares) and the Company or its plan administrator shall have the authority to sell all underlying shares I receive as a result of my exercise of the stock options on the same day of exercise.

Regards,

_______________________________________
Employee Name:
Date:

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“EXHIBIT A”

EXERCISE OF OPTION

Board of Directors

CASI Pharmaceuticals, Inc.

Ladies and Gentlemen:

The undersigned, the Optionee under the Stock Option Agreement (“Agreement”) on the grant date of                      granted pursuant to the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan, hereby irrevocably elects to exercise the Option granted in the Agreement to purchase ___ shares of Common Stock of CASI Pharmaceuticals, Inc., par value $.01 per share (the “Option Shares”), and herewith makes payment of $               in the form of (check all that apply and if more than one is checked, indicate the amount to be paid by each payment method):

☐ Cash or Check:

☐ Common Stock:

☐ Brokerage Transaction:

The undersigned hereby elects to satisfy applicable withholding requirements by (check all that apply and, if more than one is checked, indicate the amount to be withheld by each withholding method):

☐ Cash or Check:

☐ Withholding of Common Stock:

☐ Delivery of Common Stock:

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

Date:
(Signature of Optionee)

Date received by CASI Pharmaceuticals, Inc.:

Received by:

Note: Shares of Common Stock being delivered in payment of all or any part of the Exercise Price must be represented by certificates registered in the name of the Optionee and duly endorsed by the Optionee and by each and every other co-owner in whose name the shares may also be registered.

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